Exhibit 10.18

PREFORMED LINE PRODUCTS COMPANY

LONG TERM STOCK INCENTIVE PLAN OF 2008

2015 SPECIAL INCENTIVE AWARD

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is dated as of November     , 2015, (being the “Grant Date” of this award of Restricted Stock), between Preformed Line Products Company, an Ohio corporation (“Company”) and NAME (“Participant”).

WHEREAS, the Company maintains the Preformed Line Products Company Long Term Stock Incentive Plan of 2008 (the “Plan”) for the purpose of (i) motivating key personnel by means of incentive compensation, (ii) furthering the alignment of interests of participating executives with those of the stockholders of the Company through ownership and performance of the common stock of the Company, and (iii) permitting the Company to attract and retain key personnel and directors whose judgment is important to the successful conduct of the business of the Company; and

WHEREAS, pursuant to Section 6 of the Plan, the Compensation Committee may award restricted stock to key personnel of the Company and its subsidiaries and non-employee directors; and

WHEREAS, pursuant to paragraph (b)(ii) of said Section 6, but subject to certain overall limitations placed on the number of shares covered by such awards, the Compensation Committee may award restricted stock that does not constitute or qualify as a Qualified Performance-Based Award, as defined under the Plan, by appropriately expressing that intention, and that is subject to the vesting and other requirements otherwise set forth in said paragraph 6(b)(ii); and

WHEREAS, pursuant to the general terms of the Plan, the terms, conditions and restrictions of each restricted stock award are to be set forth in an award agreement; and

WHEREAS, the Compensation Committee has determined that it is appropriate to award Participant restricted stock, subject to the limited terms and conditions set forth in this Agreement (the “Restricted Stock”), and to those general terms, conditions, limitations and restrictions set forth in the Plan, and Participant hereby accepts such award, subject to those same terms, conditions, limitations and restrictions.

NOW, THEREFORE, the Company and the Participant agree as follows:

1.	Award and Acceptance of Restricted Stock.

As of the Grant Date, the Company grants and awards to Participant, upon the terms and conditions set forth in this Agreement,              ( X ) (the “Restricted Stock”) of the Company’s common shares, $2 par value per share (the “Common Stock”). The Restricted Stock is granted and awarded in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which are hereby incorporated by reference in their entirety. Participant irrevocably agrees to, and accepts, the terms, conditions, limitations and restrictions of the Plan and this Agreement on his own behalf and on behalf of any beneficiaries, heirs, legatees and successors.

2.	Vesting, Rights Relating to Restricted Stock and Recordkeeping.

The Restricted Stock shall fully vest on the Grant Date.

The Restricted Stock shall constitute issued and outstanding shares of Common Stock of the Company and will be issued in the name of Participant. The Company’s transfer agent and/or share transfer records will show Participant as the owner of record of the Restricted Stock. Except as otherwise provided in this Agreement, upon vesting, Participant will have all the rights of a shareholder of the Company, including the right to vote and transfer the shares of Restricted Stock.

3.	Repayment of Awards; Forfeiture.

The Company hereby reserves the right to seek repayment or recovery of the Restricted Stock or the value received pursuant to such Award, as appropriate, notwithstanding any contrary provision of the Plan, pursuant to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time. This Award is also subject to any applicable law or regulation or the standards of any stock exchange on which the Common Stock is then listed that provide for any such recovery, recoupment, clawback and/or forfeiture.

4.	Adjustment of Restricted Stock.

Because the Restricted Stock covered by this Agreement is fully and immediately vested upon its issuance and transfer, the number of shares covered by this Award shall not be subject to adjustment by reason of any recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Stock.

5.	Tax Provision.

No later than the date as of which an amount first becomes includible in the gross income of Participant for federal, state, local or foreign income or employment or other tax purposes with respect to the Restricted Stock, Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Restricted Stock that gives rise to the withholding requirement, having a Fair Market Value (as defined in the Plan) on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

6.	Special Incentive Compensation.

Participant acknowledges and agrees that the award of the Restricted Stock under this Agreement constitutes special incentive compensation and that it, as well as any dividends paid thereon (even if treated as compensation for tax purposes) and any other property received on account of such Restricted Stock will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

7.	Relationship to the Plan.

This Agreement is subject to the terms of the Plan, specifically Section 6(b)(ii); such terms are hereby incorporated into this Agreement in their entirety and any related administrative policies or procedures adopted by the Company. If there is any inconsistency between this Agreement and the Plan or any such administrative policies or procedures, the Plan and the policies or procedures, in that order, shall govern.

8.	No Effect on Employment Relationship.

Neither this Agreement, nor the Plan, shall constitute a contract of employment, and shall not confer upon any employee any right to continued employment or service, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee or service of any independent contractor, at any time.

9.	Transferability; Binding Effect.

The rights of Participant under this Agreement shall not be transferable except, in the event of death, by will or by the laws of descent and distribution. Subject to the provisions of the Plan, this Agreement shall inure to the benefit of and be binding upon Participant and the Company and their respective heirs, legal representatives and successors.

10.	Amendment.

No amendment, modification, waiver or release of or under this Agreement will be effective unless evidenced by an instrument in writing signed by each of the Company and Participant.

11.	Governing Law.

The Plan, this Agreement and all awards made and actions taken hereunder shall be governed by and construed in accordance with federal law and the laws of the State of Ohio, without reference to principles of conflict of laws. The captions herein are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Preformed Line Products Company		Name

By:	Robert G. Ruhlman
President & CEO

Date:		Date: